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                                                                    EXHIBIT 99.1


NEWS                                        RE:  PACIFIC GULF PROPERTIES INC.
BULLETIN                                         4220 VON KARMAN, 2ND FLOOR
                                                 NEWPORT BEACH, CA  92660-2002

                                                 TRADED NYSE:  PAG

FOR FURTHER INFORMATION:


Donald G. Herrman               Victoria J. Baker
Chief Financial Officer         General Information
(949) 223-5000                  (703) 370-8652
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FOR IMMEDIATE RELEASE
NOVEMBER 27, 2000

PACIFIC GULF PROPERTIES INC.
ANNOUNCES INITIAL CLOSING OF SALE OF INDUSTRIAL PORTFOLIO

-COMPANY'S TRADITIONAL MULTIFAMILY APARTMENTS IN PROCESS OF SALE


         NEWPORT BEACH, CA - Nov. 27, 2000 - Pacific Gulf Properties Inc. (NYSE:PAG) announced today the initial closing of the Company's sale of its industrial properties portfolio to CalWest Industrial Properties, LLC. The initial closing is comprised of 66 industrial properties for an aggregate price of approximately $853 million. Five other industrial properties may require additional remediation or actions by third parties before sale or may be deleted from the sale to CalWest. One industrial property was previously deleted from the transaction.

         On November 16, 2000 Pacific Gulf Properties closed on the sale of five of the Company's traditional multifamily apartment properties, receiving an aggregate price of approximately $38.2 million. The Company has pending sales for its three remaining traditional multifamily apartment properties for an aggregate purchase price of approximately $46.0 million, although such transactions remain subject to several conditions and there can be no assurance that they will close. To date the Company has not entered into any definitive agreements for the sale of its remaining assets, which include six active senior multifamily properties comprising 1,294 units, and an additional 1,202 units under development at six active senior multifamily sites.

         Pacific Gulf Properties Inc. is a real estate investment trust (REIT) that currently is in the process of liquidating its assets. The company is headquartered in Newport Beach, California. For more information please visit www.pacificgulf.com.

         Forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospects and financial trends that may affect the company's future plans of operations, business strategy, growth of operations and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, increased competition, adverse economic trends, increasing interest rates and other factors.